EXHIBIT 10.55

                        GLOBAL MARINE INC.
               2001 MANAGEMENT INCENTIVE AWARD PLAN


PURPOSE AND PARTICIPANTS

The purpose of the 2001 Management Incentive Award Plan is to provide management employees of Global Marine Inc. and its subsidiaries with effective incentives in respect of their service during 2001. The plan does this by focusing management on and rewarding performance that is superior when evaluated against the company's own internal performance measures and against measures of performance relative to other companies in Global Marine's industry peer group, particularly in areas that enhance shareholder value. All employees of Global Marine Inc. and its subsidiaries in grades 34 and above are eligible to participate in the plan, although such eligibility shall not create or imply any promise or other obligation of Global Marine Inc. or any of its subsidiaries or any right of any individual employee or of the collective employees of Global Marine Inc. and its subsidiaries.


THE PLAN

THE TWO BONUS POOLS. There are two bonus pools under the plan - a "GMI, GMDC & GMIS-E Pool" for employees of Global Marine Inc. and its subsidiaries other than Applied Drilling Technology Inc. and Challenger Minerals Inc., and an "ADTI & CMI Pool" for employees of Applied Drilling Technology Inc. and Challenger Minerals Inc.

A base dollar amount will be assigned to each of the two bonus pools, and each pool's base dollar amount will be allocated to performance measures. For each of the two pools, the total 2001 base pay received by all participants in each salary grade range listed in Table A in the attachment will be multiplied by the target bonus percentage indicated for that range in Table A, and the resulting amounts for all ranges will be added to arrive at that pool's base dollar amount. The total base dollar amount for each pool will then be allocated to the performance measures listed in Table B, based on the percentages for that pool listed opposite the various measures.

THE GMI, GMDC & GMIS-E POOL. The GMI, GMDC & GMIS-E Pool is based on two objective measures, one of which is an internal measure and one of which is a measure of performance relative to other companies in Global Marine's industry peer group. The two measures for 2001 are: 1) consolidated net income compared to budget; and 2) consolidated return on capital (net income relative to invested capital) compared to the company's peers. A specific goal has been set for each of the two performance measures, such that exactly meeting the goal will result in authorization to pay 100% of the base dollar amount allocated to that performance measure. If the goal is not fully met, then a percentage between 0% and 100%, the exact percentage dependent on the exact amount of the shortfall, of that measure's base amount will be authorized for bonus awards. If the goal is exceeded, then a percentage between 100% and a maximum 200%, the exact percentage dependent on the exact amount by which the goal is exceeded, of that measure's base dollar amount will be authorized.

THE ADTI & CMI POOL. The ADTI & CMI Pool is based on three objective measures, two of which are internal measures and one of which is a measure of performance relative to other companies in Global Marine's industry peer group. The three measures for 2001 are: 1) consolidated net income compared to budget; 2) consolidated return on capital (net income relative to invested capital) compared to the company's peers; and 3) Applied Drilling Technology Inc. pre-tax income compared to budget. A specific goal has been set for each of the three performance measures, such that exactly meeting the goal will result in authorization to pay 100% of the base dollar amount allocated to that performance measure. If the goal is not fully met, then a percentage between 0% and 100%, the exact percentage dependent on the exact amount of the shortfall, of that measure's base amount will be authorized for bonus awards. If the goal is exceeded, then a percentage above 100%, the exact percentage dependent on the exact amount by which the goal is exceeded, of that measure's base dollar amount will be authorized.

DETERMINATION OF INDIVIDUAL BONUSES. At its first meeting in 2002, the Compensation Committee of the Board of Directors of Global Marine Inc. will certify the level of 2001 performance achieved under each pool's performance measures. The appropriate multiplier for each measure, determined from Table B in the attachment, will then be applied to the base dollar amount allocated to that measure, and the resulting amounts for each pool's measures will be added to determine the total amount authorized for bonuses from that pool.

Individual bonuses from each pool will be based on individual merit. Bonuses will be paid in cash or, at the Compensation Committee's discretion, can be paid in shares of Global Marine Inc. common stock in lieu of cash (applicable withholding taxes being paid in cash).


RESPONSIBILITY AND AUTHORITY

The Chief Executive Officer and the Chief Administrative Officer of Global Marine Inc. will take all such actions, do all such things, make all such payments, and sign and deliver all such documents and instruments as either or both of them may at any time or from time to time deem necessary or desirable in order to implement this plan.

                                                       ATTACHMENT
                                TABLE A
                                -------

                               TARGET BONUS

    Salary
    Grades                  GMI, GMDC & GMIS-E               ADTI & CMI
    ------                 -------------------               ----------
    34-37                          25%                           35%
    38-39                          30%                           40%
    40-42                          35%                           45%
    43-46                          40%                           50%
Executive Officers                 60%                           80%
     CEO                           80%                            -





                                  TABLE B
                                  -------

                     Percentage of
                     Target Bonus
                     -------------
Performance       GMI, GMDC    ADTI &          Factors Determining
  Measure         & GMIS-E      CMI      Performance Measure Multiplier(1)
-----------       ---------    ------    ---------------------------------
Consolidated         50%        10%      Company Performance as Percentage    <=50%       75%   100%       125%   150%+
Net Income                               of Budget
                                         Performance Measure Multiplier          0        0.5    1.0        1.5     2.0

Consolidated         50%        10%      Company Performance vs. Peer        50th Pctile      75th Pctile           Max
Return on Capital (2)                    Group (3)
                                         Performance Measure Multiplier         0.5              1.0                2.0

ADTI                  0%        80%      Company Performance as Percentage       0%             100%               150%
Pre-Tax Income                           of Budget
                                         Performance Measure Multiplier          0               1.0                1.5
                    ----       ----
                    100%       100%

(1) Performance between percentiles is based on straight-line interpolation.

(2) Return must be positive for any payout under this measure.

(3) Peer Group Companies include: Global Marine Inc. Transocean Offshore Drilling Inc., Diamond Offshore Drilling Inc., Rowan Companies, ENSCO International Inc., Nabors Industries Inc., Noble Drilling Corporation, and Santa Fe International Corp.